EXHIBIT 99.1

Schlumberger Announces Third Quarter 2003 Results

NEW YORK, October 21, 2003 – Schlumberger Limited (NYSE:SLB) today reported third quarter 2003 operating revenue of $3.51 billion versus $3.39 billion in 2002. Income from continuing operations of $242 million was 44% higher than last year before charges and credits. Net loss of $55 million was after net charges of $298 million, which included the final charge of $86 million related to the extinguishment of certain European bonds and an impairment charge of $205 million after tax and minority interest against the WesternGeco multiclient seismic library.

Income from continuing operations, excluding net charges, was $0.41 per share compared to $0.29 per share last year. Including the net charges, loss from continuing operations was $0.09 per share compared to income of $0.29 per share last year.

Oilfield Services revenue of $2.18 billion increased 2% compared to the second quarter of 2003, and 8% compared to the third quarter of last year. Pretax operating income of $393 million increased 3% sequentially and 20% year-on-year.

WesternGeco revenue of $263 million was 14% lower than the second quarter of 2003, and 34% lower compared to the third quarter of last year. Pretax operating loss of $36 million, which excluded the impairment charge, deteriorated $20 million sequentially and compared to break-even in the third quarter of 2002.

SchlumbergerSema revenue of $792 million was 6% lower sequentially, but was 6% higher year-on-year. Pretax operating income of $27 million increased $3 million sequentially and $30 million year-on-year.

Schlumberger Smart Cards revenue of $202 million increased 25% sequentially and 27% year-on-year. Pretax operating income of $22 million significantly increased from $8 million in the last quarter and $7 million in the third quarter of 2002.

On September 22, Schlumberger signed a binding agreement with Atos Origin for the sale of the majority of SchlumbergerSema businesses. The transaction, which is expected to close in January 2004, consists of €400 million in cash and a fixed number of 19.3 million of Atos Origin common shares. Schlumberger will retain a number of specific activities that include Business Continuity, Infodata and Telecom Products, which are being considered for future divestiture. Additionally, Schlumberger will retain the activity of IT Services for the oil and gas industry.

Schlumberger Chairman and CEO Andrew Gould commented, “The oilfield activity trends noted in the second quarter continued in the third with strength in the Americas, Russia and the Middle East. Gas remained the primary driver in North America, while in Latin America energy supply growth needs in Mexico and a further resumption of drilling activity in Venezuela spurred activity. Demand for a range of wireline logging, well services and well completions technologies was strong in the Middle East. Growth in Oilfield Services pretax operating income exceeded revenue growth by a very satisfactory margin.

The further write-down of the WesternGeco data library reflects the continued distressed conditions of the multiclient business, particularly in the Gulf of Mexico. The acceptance of Q-Technology remains encouraging with several highly successful surveys during the quarter.

The agreement for the sale of the majority of the SchlumbergerSema businesses to Atos Origin is a major step in our strategy of refocusing Schlumberger on our core business of technical services and reservoir solutions to the upstream oil and gas industry. We have retained the information technology business in upstream oil and gas, and combined it with our Schlumberger Information Solutions segment to provide a powerful and focused offering to enhance the core Exploration & Production operational processes, including those relating to real-time reservoir management and data transmission.

Looking ahead, North American gas storage is likely to reach sufficient pre-winter storage levels, but this should not affect the level of gas drilling activity significantly, as the challenge will remain the maintenance of current levels of production. Increasing supplies of oil from non-OPEC sources would indicate a flattening of activity in the coming quarters.”

Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)
	Third Quarter		Nine Months
For Periods Ended September 30	2003	2002	2003	2002
Revenue
Operating	$3,508,067	$3,388,985	$10,309,931	$9,857,578
Interest and other income(1)	29,579	40,917	98,325	112,930

	3,537,646	3,429,902	10,408,256	9,970,508

Expenses
Cost of goods sold and services(2) (4)	3,164,248	2,699,281	8,545,768	7,783,085
Research & engineering	156,195	154,325	455,197	458,481
Marketing	92,352	93,538	269,037	266,305
General	170,178	164,092	502,045	479,823
Debt extinguishment costs(3)	86,328	—	167,801	—
Interest	75,926	98,238	261,090	276,904

	3,745,227	3,209,474	10,200,938	9,264,598

Income (Loss) from continuing operations before taxes and minority interest	(207,581)	220,428	207,318	705,910
Taxes on income(4)	(41,378)	56,878	90,124	187,391

Income (Loss) from continuing operations before minority interest	(166,203)	163,550	117,194	518,519
Minority interest(2) (4)	110,880	4,688	117,800	(2,449)

Income (Loss) from Continuing Operations	(55,323)	168,238	234,994	516,070
Income (Loss) from Discontinued Operations	—	4,599	(29,033)	25,274

Net Income (Loss)	$(55,323)	$172,837	$205,961	$541,344

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.09)	$0.29	$0.41	$0.89
Income (Loss) from Discontinued Operations	—	0.01	(0.05)	0.05

Net Income (Loss)	$(0.09)	$0.30	$0.36	$0.94

Average shares outstanding	585,179	579,632	583,288	577,727
Average shares outstanding assuming dilution	585,179 (*)	581,856	593,420	581,468
(*)There was no dilution of shares in the third quarter of 2003 due to the net loss. Assuming dilution, fully diluted shares would have been 607,255.
Depreciation & Amortization included in expenses(5)	$410,849	$402,280	$1,211,967	$1,148,879

1)	Includes interest income of:
•	Third quarter 2003—$11 million (2002—$17 million).
•	Nine months 2003—$39 million (2002—$56 million).

2)	The first quarter of 2002 includes a $29 million charge (pretax $30 million and minority interest credit of $1 million) related to the financial/economic crisis in Argentina ($0.05 per share – diluted).
3)	Related to the repurchase of European bonds ($0.14 per share in the second quarter of 2003 and $0.14 per share in the third quarter of 2003).
4)	The third quarter of 2003 includes a $205 million ($0.34 per share) multiclient library impairment charge (pretax $398 million, tax benefit $106 million and minority interest credit $88 million), a $38 million ($0.06 per share) vessel impairment charge (pretax $54 million and minority interest credit $16 million) and a pretax and after tax gain of $31 million ($0.05 per share) on the sale of a rig. In addition, the quarter included a provision for insurance claims and a release of a prior period business divestiture reserve which substantially offset.
5)	Including multiclient seismic data costs.

Condensed Consolidated Balance Sheet (Unaudited)

		(Stated in thousands)
Assets	Sept. 30, 2003	Dec. 31, 2002
Current Assets
Cash and short-term investments	$2,018,213	$1,736,016
Other current assets	5,513,544	5,449,424

	7,531,757	7,185,440
Fixed income investments, held to maturity	250,000	407,500
Fixed assets	4,316,035	4,663,756
Multiclient seismic data	539,120	1,018,483
Goodwill	4,409,178	4,229,993
Other assets	1,970,832	1,930,023

	$19,016,922	$19,435,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,148,617	$4,580,762
Estimated liability for taxes on income	687,495	625,058
Bank loans and current portion of long-term debt	956,310	1,135,533
Dividend payable	110,389	109,565

	5,902,811	6,450,918
Long-term debt	6,178,820	6,028,549
Postretirement benefits	592,401	544,456
Other liabilities	263,912	251,607

	12,937,944	13,275,530
Minority interest	397,386	553,527
Stockholders’ Equity	5,681,592	5,606,138

	$19,016,922	$19,435,195

Net Debt (Unaudited)

Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Details of Net Debt follows:

(Stated in millions)
Nine Months	2003
Net Debt, beginning of period	$(5,021)
Net income from continuing operations	235
Charges	379
Depreciation and amortization	1,212
Change in working capital	(474)
Capital expenditures	(817)
Dividends paid	(327)
Debt extinguishment costs	(168)
Employee stock plans	121
Sale of NPTest	220
Sale of Grant Prideco stock	106
Other	(26)
Translation effect on net debt	(307)

Net Debt, end of period	$(4,867)

		(Stated in millions)
Components of Net Debt	Sept. 30, 2003	Dec. 31, 2002
Cash and short-term investments	$2,018	$1,736
Fixed income investments, held to maturity	250	408
Bank loans and current portion of long-term debt	(956)	(1,136)
Long-term debt	(6,179)	(6,029)

	$(4,867)	$(5,021)

Business Review

(Stated in millions)	Third Quarter			Nine Months
	2003(2)	2002	% chg	2003(2)	2002(2)	% chg
Oilfield Services
Operating Revenue	$2,179	$2,018	8%	$6,282	$5,881	7%
Pretax Operating Income(1)	$393	$326	20%	$1,090	$981	11%
WesternGeco
Operating Revenue	$263	$399	(34)%	$875	$1,144	(23)%
Pretax Operating Income(1)	$(36)	$(1)	—	$(52)	$65	—
SchlumbergerSema
Operating Revenue	$792	$746	6%	$2,425	$2,179	11%
Pretax Operating Income(1)	$27	$(3)	—	$66	$1	—
Other(3)
Operating Revenue	$349	$304	15%	$946	$856	10%
Pretax Operating Income(1)	$34	$6	—	$51	$7	—

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of certain intangibles.
2)	The third quarter of 2003 excludes $86 million of debt extinguishment costs and a charge of $421 million for impairment and other charges/credits.

The second quarter of 2003 excludes $81 million of debt extinguishment costs.

The first quarter of 2002 excludes a $30 million charge related to the financial/economic crisis in Argentina.

3)	Principally comprises the Cards, Terminals and Meters North America activities.

Oilfield Services

Third quarter revenue of $2.18 billion was 2% higher sequentially and increased 8% year-on-year as the M-I rig count increased 9% sequentially and 22% year-on-year. The year-on-year revenue increase was primarily due to growth in North America and Latin America, as well as strong growth in the Wireline, Drilling & Measurements and Well Services businesses.

Pretax operating income of $393 million increased 3% sequentially and 20% year-on-year. The Europe/CIS/West Africa and Latin America GeoMarkets led sequential growth, while the year-on-year increase was primarily spurred by North America land and Latin America, partially offset by lower activities in the Gulf of Mexico.

North America

Revenue of $659 million was 3% higher sequentially and 18% year-on-year as the M-I rig count increased 15% sequentially and 33% year-on-year. Pretax operating income of $92 million was flat sequentially, but increased 41% year-on-year.

Continued high gas prices coupled with incentives from the British Columbia government contributed to increased drilling activity in Canada. US Land posted strong growth both sequentially and year-on-year as strong natural gas markets fueled by low gas storage levels drove rig counts to a two-year high. Tropical storms and unseasonably strong loop currents in the Gulf Coast contributed to sequential and year-on-year declines.

Sequentially, the quarter saw a strong performance for Well Services, with increased fracturing work in the Rockies and higher overall activity in Canada. Year-on-year, Well Services, Drilling & Measurements, and Wireline all performed well. Well Services introduced VDA* Viscoelastic Diverting Acid, an advanced acidizing system for carbonate formations, into the Canadian market. Wireline formation sampling behind casing is quickly gaining momentum in the Rockies, where demand for the newly introduced CHDT* Cased Hole Dynamics Tester, part of the ABC* Analysis Behind Casing suite of services, has surged. Sensa*, part of Well Completions & Productivity, achieved a significant milestone with the installation of its two millionth foot of optical fiber in Alberta, Canada, where its distributed temperature sensor system regularly monitors downhole temperatures in excess of 520 degrees F (270 degrees C).

Latin America

Revenue of $372 million increased 7% sequentially and 17% year-on-year as the M-I rig count increased 3% sequentially and 26% year-on-year. Pretax operating income of $62 million increased 6% sequentially and 43% year-on-year.

High exploration activity in Brazil and drilling rig increases in Argentina led to strong year-on-year performance, however sequential results were affected by a one-time gain the previous quarter. With drilling and workover projects on the rise, Venezuela rig activity returned to last November’s pre-strike levels. Operations in Peru and Ecuador suffered from interruptions due to rig moves, while Colombia saw lower activity. In Mexico, recently awarded contracts came into full effect, with solid execution producing strong results both sequentially and year-on-year.

Year-on-year, Wireline, Drilling & Measurements, Well Completions & Productivity and Integrated Project Management all showed strong growth. The deployment of PowerDrive* Rotary Steerable Systems and the ABC suite of services has been a major breakthrough for Schlumberger operations in Venezuela. Well Services introduced LiteCRETE* low-density high strength cement slurry and CemNET* loss circulation technology into Integrated Project Management activity in the area.

Europe/CIS/West Africa

Revenue of $617 million was flat sequentially and decreased 5% year-on-year, as the M-I rig count (excluding Russia) increased 1% sequentially, but decreased 4% year-on-year. Pretax operating income of $116 million increased 1% sequentially and 15% year-on-year.

Year-on-year revenue declines were primarily impacted by production shutdowns in the Western Niger delta in Nigeria and lower North Sea activity. Year-on-year improvements were driven by Well Completions & Productivity activity in Angola and Chad, and the Galaxie stimulation vessel performing PowerSTIM*, a service which integrates Schlumberger petrophysical and reservoir expertise with completion design, execution and evaluation to deliver improved stimulation treatments. The quarter was marked by the continued positive impact of new technology on operations and pricing. This included the full range of PowerDrive sizes and the growth of significant sales of PhaseWatcher* and PhaseTester* services, which use Vx* production testing technology to measure oil, water and gas in a continuous stream without the need for separation.

Contract wins during the quarter included the award of the Dalia deepwater 67-well completions project for Total offshore Angola. This contract includes many customized solutions, as well as several differentiating technologies, such as intelligent completions, intervention-less completions tools and monitoring systems. Schlumberger will provide the latest SenTREE* 7 and Commander* telemetry technologies, along with associated services to enable completion running, monitoring and clean-up from dynamically positioned drilling units.

Middle East & Asia

Revenue of $517 million increased 1% sequentially and 8% year-on-year, as the M-I rig count increased 1% sequentially and 7% year-on-year. Pretax operating income of $128 million decreased 4% sequentially, but increased 12% year-on-year.

Across the Area, there was high demand for several new technologies, such as Well Services’ VDA, LiteCRETE and CemNET; Wireline’s ABC; and Drilling & Measurements’ PowerDrive technologies, as well as SIS’ Petrel subsurface interpretation software. The East Africa and East Mediterranean GeoMarket recorded sequential and year-on-year revenue growth from strong demand for Wireline, Well Services and Well Completions & Productivity services. Delivery of Artificial Lift pumps resulted in sequential and year-on-year growth in the Arabian GeoMarket. Sequential growth was strong in the Malaysia/Brunei/Philippines GeoMarket with higher deepwater activity using Wireline and Well Services technologies.

During the quarter, Schlumberger was awarded a three-year bundled services contract as part of a consortium providing services for India’s Oil and Natural Gas Corporation’s (ONGC) 6,000 ft. (1,800 meters) deepwater campaign. Schlumberger was also sub-contracted to assist with securing ONGC’s three-year, 9,900 ft. (3,000 meters) deepwater project. The work, which is expected to start later this year, includes logging-while-drilling, directional drilling, wireline logging, drill stem testing, well testing, and cementing services. Schlumberger technical leadership, deepwater expertise and local experience were key to securing this work.

Highlights

•	In Alaska, BP awarded Schlumberger a five-year contract to provide integrated solutions on the North Slope. Schlumberger will provide a comprehensive range of reservoir stimulation and production enhancement services for new and existing wells; conventional and coiled tubing drilling programs, including cementing, tubing-conveyed perforating, coiled tubing, fracturing and matrix stimulation and slickline; and Wireline and Drilling & Measurements services.

•	In Russia, Schlumberger and Sibneft achieved several significant milestones, which included the completion of 1,000 fracturing and 1,000 cementing jobs, as well as the construction of 100 horizontal wells in Western Siberia. These joint activities contributed to Sibneft’s record increase in crude oil production for the year 2002 and continued rapid production growth in 2003.

•	Schlumberger signed a contract with Shell UK Ltd. and BP Exploration Operating Company Ltd. to develop a rotary steerable system for slimhole drilling and through-tubing rotary drilling (TTRD) applications. The new system is expected to offer a step-change in the cost of drilling with rotary steerable technology when applied to through-tubing applications since there is no need to pull completion strings for redrills. Such technology has major implications in mature areas such as the North Sea, where the trend is toward field life extension.

•	Schlumberger Information Solutions (SIS) signed a multi-year, multi-product software master agreement with Shell International Exploration and Production to provide a set of exploration and production (E&P) application software, which will form an important part of the Shell Global Standard Software Portfolios. The agreement includes information management, geoscience, reservoir simulation, well and production engineering, and economics solutions.

•	SIS acquired VoxelVision, a Norway-based company that developed a powerful visualization engine and seismic functionality for managing, visualizing and interpreting massive 3D volumes in a PC environment. Coupled with SIS industry-leading applications, the VoxelVision engine provides the most cost-effective combination of interpretation applications and technologies, enabling an order of magnitude increase in speed and efficiency for exploration or production interpretation.

•	Husky Energy selected Schlumberger Well Completions & Productivity to provide intelligent completions equipment and services for its White Rose offshore development in the Jeanne d’Arc Basin in Canada. The award includes dual zonal control using hydraulic flow control and downhole safety valves.

•	Wireline introduced DecisionXpress*, a petrophysical evaluation system that integrates data from the Platform Express* and Elemental Capture Spectroscopy* services in a unique interpretation software program. The PC-based application provides rapid data visualization and reprocessing capabilities with minimal user inputs, and delivers a robust petrophysical evaluation in sand/shale reservoirs at the wellsite or in a client’s office in real time.

WesternGeco

Revenue of $263 million was 14% lower sequentially and 34% lower year-on-year. A pretax operating loss of $36 million deteriorated by $20 million sequentially and $36 million year-on-year.

Both sequential and year-on-year revenue declines were primarily in multiclient due to continued weakness for licensed data in the Gulf of Mexico. Sequential revenue results also reflected decreases in Land due to the completion of seasonal work in Alaska and lighter activity in the Middle East and Africa, partially mitigated by increased Marine revenue in Europe, Mexico and the Middle East. Year-on-year revenue results were also impacted by the elimination of Land seismic operations in North America; lower Land activity in the Middle East; and lighter Marine activity in North America, Caspian and Asia, partially offset by growth in the Middle East and in Mexico. The decline in pretax profits year-on-year and sequentially was primarily due to lower multiclient sales in North America, combined with higher amortization charges.

Including multiclient pre-commitments, the backlog at the end of the third quarter reached $333 million, a 14% increase over the second quarter, with strong improvements in Middle East and Asia. Utilization of Q-Marine

vessels on 3rd party contracts increased to 75% during the course of the current quarter principally due to projects in the Gulf of Mexico, North Sea and West Africa.

During the quarter, an impairment charge of $398 million pretax was taken against the multiclient library. In addition, there was a $54 million pretax charge on the Western Trident and Western Monarch vessels. Third quarter pretax results benefited from lower multiclient amortization ($15 million) following the impairment.

Highlights

•	Q* technology revenue continued to increase in the third quarter with several new contracts including a Q-Marine 4D baseline survey in the Smoerbukk South field in the Norwegian section of the North Sea for Statoil, a Q-Marine survey for Amerada Hess, and additional multiclient licenses of Q data in the Gulf of Mexico.

•	Other new business included a contract with Gaz de France to perform the reservoir characterization using multicomponent (3C) and 3D acquisition and infield processing over several fields onshore Algeria, and an extremely shallow 3D towed streamer operation in the Caspian.

SchlumbergerSema

Operating revenue of $792 million in the third quarter was 6% lower sequentially but 6% higher year-on-year. The year-on-year improvement was mainly due to the strengthening of the European currencies against the US dollar, with a positive impact of $50 million. The sequential revenue decline was principally due the seasonal effect of the higher level of vacation taken in Europe.

Pretax operating income of $27 million increased $3 million, or 11%, sequentially and $30 million year-on-year. The year-on-year improvement was mainly due to a restructuring charge of $16 million taken in the third quarter of last year and the benefit of significant indirect cost reduction programs carried throughout the year in North and South America, Asia and the UK. Sequential improvement was in the UK, Sweden, Asia and North America, mainly due to the effect of restructuring programs offset by a deterioration in France.

The activities to be transferred to Atos Origin, upon completion of the transaction announced on September 22, had revenue of $633 million and pretax operating income of $17 million in the third quarter.

Europe, Middle East and Africa

Operating revenue of $616 million decreased 6% sequentially but increased 6% year-on-year. Year-on-year increase reflected the positive impact of the Euro and Swedish Krona currencies appreciating 14% and the British Pound increasing 5% overall against the US dollar partially offset by lower Telecom activity in Italy and Germany. Excluding the positive currency impact, the sequential decrease was mainly due to the high level of vacation days, especially in France, Spain and Italy, and reduced activity with the Metropolitan Police in the UK. This decreased activity was partially offset by the delivery of the African Games contract in Nigeria.

Pretax operating income of $21 million decreased $4 million, or 15%, sequentially and decreased $15 million, or 42%, year-on-year. The year-on-year decrease was mainly due to lower utilization rates and daily fee rates in France and lower profitability in Sweden and Germany.

North and South America

Operating revenue of $128 million decreased 3% both sequentially and year-on-year. The major contributor to decline was the continued weak IT spending environment, primarily in the telecom and utility industries, as potential customers revised their budget outlays downwards and delay decisions on major contract awards.

Mitigating this sluggish environment, the Energy segment showed positive developments with several projects being added to the pipeline in Latin America.

Pretax operating income of $5 million increased $1 million sequentially and increased $7 million from a loss of $2 million last year. Despite revenue decrease, pretax operating income increased sequentially and year-on-year due to cost reduction programs carried out in North America.

Asia

Revenue of $51 million was flat sequentially but decreased 2% year-on-year. The Energy segment pipeline is building up with projects such as helpdesk outsource services for BP in Indonesia, remote connectivity for Petronas in Malaysia for their Algeria operations and IT management system for Hindustan Petroleum Corporation in India.

Pretax operating income of $10 million increased $3 million sequentially and increased $9 million year-on-year. The increases were mainly due to indirect cost savings and improved gross margins.

Highlights

•	In October, SchlumbergerSema won a five-year contract in partnership with Cerner to design, develop and manage a national electronic booking service for the UK Department of Health.

•	Transpetro, the transportation company of Petrobras Group, awarded SchlumbergerSema a contract to implement its DeXa.Badge* solution for highly secure identity management and access control in its new Operational Control Center in Rio de Janeiro, which controls and monitors oil and gas flows in about 70% of Brazil’s pipeline.

•	AT&T Wireless deployed the SchlumbergerSema Short Messaging Service Center solution for GSM/GPRS phones and services in St. Lucia, St. Vincent and the Grenadines; SchlumbergerSema is providing system integration and consulting expertise to integrate new wireless services as AT&T expands its business in the Caribbean.

•	SchlumbergerSema topped the list in the Telecom Billing and Customer Care Installed Vendors Survey conducted by Chorleywood Consulting, the leading telecom management consultancy.

•	SchlumbergerSema deployed a new settlement system for the UK rail industry, which is capable of handling and allocating more than £3.5 billion in annual passenger revenue to Britain’s passenger train operators.

Other

On September 22, Schlumberger Smart Cards & Terminals changed its name to Axalto to bring more visibility and reinforce the company image as a leading smart card player.

Cards had operating revenue of $202 million and pretax operating income of $22 million in the third quarter compared to $162 million and $8 million, respectively, in the second quarter. Mobile communication card deliveries increased significantly, with three consecutive all-time monthly volume records. The average sales price of subscriber identity module (SIM) cards increased by 14% compared with the previous quarter due to important deliveries of very high-end 64K and 128K cards, mainly in Italy, Brazil, Russia, Romania, Saudi Arabia and the Philippines. Other card activities were also significant, driven by shipments for the banking conversion to the EMV standard in the UK, strong e-purse deliveries in Malaysia, robust pay-TV shipments in the US, and high volumes of phone cards and scratch cards in China and Mexico.

Electricity Meters North America revenue of $77 million increased 30% year-on-year, while pretax operating income was $18 million compared to $5 million last year.

In October, Schlumberger signed an agreement to sell its parking equipment and solutions activities (e-City) to Apax Partners.

About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger revenue was $13.2 billion. For more information, visit www.slb.com.

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*Mark of Schlumberger

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